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                                                                  EXHIBIT 10.34


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 10th day of October, 2000 (the "Effective Date"), by and between Donny R. Jackson ("Executive") and Netzee, Inc., a Georgia corporation (the "Company").

                                  WITNESSETH:

         WHEREAS, the Company has agreed to employ Executive as its Chief Executive Officer, and Executive desires to be employed by the Company on the terms and conditions herein provided;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company, including, without limitation, the agreements and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         Section 1.        Scope of Employment.

         1.1 Employment. The Company hereby employs Executive as the Chief Executive Officer of the Company, and Executive hereby accepts such employment. During Executive's term of employment pursuant to this Agreement, Executive shall perform the duties of the Chief Executive Officer of the Company and such other duties as may be requested by the Board of Directors of the Company. While receiving compensation under this Agreement, Executive shall devote his entire business time to the affairs of the Company, shall perform such duties to the best of his ability, shall use his best efforts to promote the success of the business of the Company and its subsidiaries and shall not engage in any other business activity or occupation for gain, profit or other pecuniary advantage without the consent of the Board of Directors of the Company; provided, however, that the foregoing shall not prevent Executive from (a) remaining an employee of The InterCept Group, Inc. ("InterCept") so long as only minimal time is spent on matters for InterCept, and (b) investing or trading for his own benefit in stocks, bonds, securities or other forms of investment or engaging in charitable, civic or other similar pursuits, so long as any of the foregoing in clause (a) or (b) does not interfere with Executive's performance of his duties hereunder. In addition to the foregoing, Executive will be a member of the Company's Board of Directors.

         1.2 Compliance with Policies. Executive shall comply in all material respects with all policies and procedures applicable generally or specifically to Executive as may be established by the Company from time to time.

         1.3 Location of Performing Services. Executive shall perform the Services at the Company's principal offices located at 6190 Powers Ferry Road, Atlanta, Georgia or its offices established in the Atlanta, Georgia area from time to time; provided, however, that Executive shall travel and work at such other locations as the Company may deem reasonably necessary or desirable from time to time.

         Section 2. Term. Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall be for a continuing term (the "Term") of three years, which


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shall be extended automatically (without further action of the Company or the
Executive) each day for an additional day so that the remaining term shall continue to be three years; provided, however, that either party may at any time, by written notice to the other, fix the Term to a finite term of three years, without further automatic extension, commencing with the date of such notice.

         Section 3.        Compensation; Expenses.

         3.1      Base Salary.

                  (a) Executive shall be paid a base salary (the "Base Salary") during the Term at the rate of $275,000 per year. The Base Salary and expense reimbursements pursuant to this Section 3 shall be (i) payable bi-monthly on the schedule that the Company may implement for similarly situated employees from time to time, and (ii) subject to any withholdings and deductions required by applicable law.

                  (b) Beginning in 2001, the Compensation Committee of the Board of Directors shall review the performance of Executive and shall recommend to the Board of Directors whether any adjustment in the Base Salary shall be made; provided, however, that in no event shall Executive's Base Salary be in any year less than the initial Base Salary.

         3.2      Stock Options.

                  (a) Grant of Options. Executive shall be granted non-qualified stock options (the "Options") under the Company's 1999 Stock Option and Incentive Plan, as it may be amended from time to time (the "Plan") to purchase up to 1,000,000 shares of the Company's common stock (the "Common Stock") (with such number and all the other numbers of shares and dollar amounts in this Section 3.2 subject to appropriate adjustment for stock splits, stock dividends and recapitalizations). The Options shall have an exercise price equal to the fair market value of a share of the Common Stock on the date of grant, and subject to the other terms and conditions of the Options and the Plan, shall vest and become exercisable as follows:

                           (i)      the Options shall vest and become
exercisable in six installments of 100,000 shares each on the first through sixth anniversaries of the date of grant, and 400,000 shares shall vest and become exercisable on the seventh anniversary of the date of grant; provided, however, that in addition:

                           (A)      the option to purchase 150,000 shares shall
vest and become exercisable in full upon the date that the closing price for a share of the Common Stock is greater than or equal to $10.00 for a period of 30 consecutive trading days;

                           (B)      the option to purchase 200,000 shares shall
vest and become exercisable in full upon the date that the closing price for a share of the Common Stock is greater than or equal to $15.00 for a period of 30 consecutive trading days;

                           (C)      the option to purchase 350,000 shares shall
vest and become exercisable in full upon the date that the closing price for a share of the Common Stock is greater than or equal to $20.00 for a period of 30 consecutive trading days; and


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                           (D)      all of the Options shall vest and become
exercisable upon a Change in Control as defined in Exhibit A attached hereto.

                  (b) Compliance with Nasdaq Rules. The Options shall be granted in compliance with the Plan, applicable law and the rules of The Nasdaq Stock Market, Inc.

                  (c) Execution and Delivery of Documents. Executive and the Company shall execute and deliver an option agreement and other agreements, instruments and documents as may be required by the option agreement or as requested by the Company in connection with the grant or exercise of any of the Options.

         3.3 Expense Reimbursement. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the course of performing his duties hereunder (including serving as a member of the Board of Directors) in accordance with the Company's policies and procedures as then in effect.

         3.4 Supplemental Payments. In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code and/or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall promptly receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Executive would retain an amount equal to such original payment or benefit.

         Section 4.        Executive Benefits.

         4.1 Benefit Plans. During the Term, Executive shall be entitled to participate in such of the Company's bonus, incentive, retirement, supplemental retirement, profit sharing and pension plans, life, health, disability and other insurance programs, as well as other benefit programs, which are generally available to other similarly situated executive employees of the Company, subject to the Company's policies with respect to all such benefits in effect from time to time. The Company shall not be under any obligation to Executive to continue to maintain any particular plan or program or any particular benefit under any plan or program.

         4.2 Vacation. Executive shall be entitled to vacation and perquisites during the Term no less favorable than the Company's policies applicable to similarly situated executive employees.

         4.3 Automobile. The Company shall provide to Executive an automobile owned or leased by the Company suitable for the chief executive officer of a company, or in lieu thereof, at the Company's option, shall provide Executive with a monthly allowance of up to $1,500.00 to cover in whole or in part the cost of an automobile owned or leased by the Executive.


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         4.4      Country Club Membership. The Company shall reimburse
Executive's expenses for dues and capital assessments (but not initiation fees) of one country club membership currently held or to be held by Executive; provided, however, that if Executive during the Term ceases his membership in any such club and any dues or other capital assessments paid by the Company are repaid to Executive, Executive shall pay over such payments to the Company.

         Section 5.        Termination.

         5.1 Death or Total Disability. Executive's employment hereunder shall terminate upon Executive's death. The Company may, in accordance with applicable laws, terminate Executive's employment hereunder in the event of Executive's total disability (total disability meaning the inability of Executive to perform substantially all of his current duties as required hereunder for a continuous period of 90 days because of mental or physical condition, illness or injury).

         5.2 Cause. The Company may terminate Executive's employment hereunder for "Cause." "Cause" shall mean (a) Executive's, willful malfeasance, fraud or dishonesty in the performance of his obligations hereunder; (b) the commission of a willful act or omission of an act by Executive which causes material harm to the Company or Executive's engaging in conduct involving moral turpitude that is or is reasonably likely to cause material harm to the Company; (c) the conviction of Executive for the commission by Executive of any felony or any act of fraud; (d) subject to the provisions of Section 1.1, the failure of Executive to devote his full time and attention to the business; or
(e) Executive's failure to observe the terms of this Agreement in any material respect or the failure of Executive to perform his duties hereunder in a manner satisfactory to the Board of Directors, as determined in its reasonable discretion; provided, however, that Executive shall have 30 days (or such lesser amount of time as is necessary) to cure any such failure after receiving notice from the Company; and provided, further that the Company shall be obligated to provide only one notice to Executive with respect to any identified deficiency or failure pursuant to this Section 5.2(e) and, thereafter, the Company may terminate Executive, without Executive having a right to cure with respect to that identified failure or deficiency.

         5.3 Termination Without Cause. In the event the Company shall terminate the employment of Executive without cause prior to the expiration of the Term, Executive shall be entitled to payment of his Base Salary for the greater of (a) twelve (12) months or (b) the remainder of the Term, which shall continue to be paid in equal monthly installments.

         5.4 Termination Date and Notice of Termination. Any termination of Executive's employment by the Company (other than termination upon the death of Executive) shall be communicated by written notice to Executive, and the date of termination shall be the date on which such notice is given.

         5.5 Resignation as Director. In the event that the Executive's employment hereunder is terminated for any reason, the Executive shall, and does hereby, tender his resignation as a director of the Company and its affiliates effective as of the date of termination.

         Section 6. Representations of Executive. Executive represents and warrants to the Company that (a) his execution, delivery and performance of this Agreement does not and will not conflict with, violate, or constitute a breach of or default under any provision of applicable law or any contract or other instrument to which he is a party or otherwise bound; and (b) this Agreement


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constitutes the legal, valid and binding obligation of Executive, enforceable against Executive in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general application relating to or affecting creditors rights and to general equitable principles.

         Section 7.        Restrictive Covenants.

         7.1 Background. This Agreement is being entered into by Executive in consideration of the Company's employment of Executive pursuant to this Agreement. Executive expressly acknowledges that he has special knowledge, expertise, contacts and other information with respect to the business of the Company and the services to be provided hereunder, and that the Company would not employ him, or make the expenditures necessary to enable Executive to perform the duties incident to his employment by the Company, without obtaining the agreements of Executive set forth in Sections 7 through 14, which Executive acknowledges reflect reasonable restrictions necessary and appropriate to protect the interests of the Company and its subsidiaries.

         7.2 Restricted Business. For purposes of this Agreement, the term "Restricted Business" means the business of providing: (a) Internet banking and related products and services to community financial institutions and their customers, and (b) regulatory reporting products and services, financial information tools and other related products and services to financial institutions.

         7.3      Independent Covenants. The agreements set forth in this
Section 7 and each of Sections 8, 9, 10, 11, 12, 13 and 14 (or in any part of them) are, shall be deemed and shall be construed as separate and independent agreements. If any such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness or unenforceability shall in no way render invalid, void or unenforceable any other part or provision thereof or any separate agreement not declared invalid, void or unenforceable, and this Agreement shall in that case be construed as if the invalid, void or unenforceable provisions were omitted.

         Section 8. Noncompetition. During the Term and for an additional period of 12 months thereafter, the Executive shall not be employed as an executive officer of any business that at any time during such period is engaged in the Restricted Business within a 50 mile radius of the location of the Company's offices and data centers described on Exhibit B attached hereto. For purposes of the foregoing sentence, the term "executive officer" shall mean:

                  (a) President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Information Officer or any position with any other title (or without any title) that requires Executive to perform the duties that would customarily be performed by any of such persons.

                  (b) Vice President in charge of Finance, Administration, Acquisitions, Sales, Marketing, Research or Development, or any position with any other title (or without any title) that requires Executive to perform the duties that would customarily be performed by any of such persons.

                  (c) Vice President in charge of any operations that are engaged in the Restricted Business, or any position with any other title (or without any title) that requires Executive to perform the duties that would customarily be performed by any of such persons.


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         Section 9.        Non-Solicitation.

                  (a) Non-Solicitation of Customers. For a period of 12 months after the Term, Executive shall not directly or indirectly, through one or more intermediaries or otherwise, solicit or attempt to solicit (in each case other than for the benefit of the Company or its subsidiaries), any person or entity which is a customer of the Company or its subsidiaries and with whom Executive had material contact during the last 18 months of the Term for the purpose of providing products or services to such customer that are within the Restricted Business.

                  (b) Non-Solicitation of Personnel. For a period of twelve 12 months after the Term, Executive shall not, directly or indirectly, through one or more intermediaries or otherwise, employ, induce, solicit for employment, or assist others in employing, inducing or soliciting for employment with respect to any of the Restricted Business any individual who is at any time during such period an employee or consultant of the Company or any of its subsidiaries with whom the Executive had contact during the Term.

         Section 10. Rights to Work Product. Except as expressly provided in this Agreement, the Company and its subsidiaries alone shall be entitled to all benefits, profits and results arising from or incidental to Executive's performance under this Agreement. To the greatest extent possible, any work product, property, data, documentation or information or materials prepared, conceived, discovered, developed or created by Executive in connection with performing this Agreement or any other of his employment responsibilities during the Term ("Work Product") shall be deemed to be "work made for hire" as defined in the Copyright Act, 17 U.S.C.A. ss. 101 et seq., as amended, and owned exclusively and perpetually by the Company. Executive hereby unconditionally and irrevocably transfers and assigns to the Company all intellectual property or other rights, title and interest Executive may currently have (or in the future may have) by operation of law or otherwise in or to any Work Product. Executive shall execute and deliver to the Company any transfers, assignments, documents or other instruments that the Company may deem necessary or appropriate to vest complete and perpetual title and ownership of any Work Product and all associated rights exclusively in the Company. The Company shall have the right to adapt, change, revise, delete from, add to and rearrange the Work Product or any part thereof written or created by Executive, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Executive hereby waives the "moral rights" of authors as that term is commonly understood throughout the world including, without limitation, any similar rights or principles of law which Executive may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Unless otherwise specifically agreed, Executive shall not be entitled to any compensation in addition to that provided for in Section 3 for any exercise by the Company of its rights set forth in this Section 10.

         Section 11. Nondisclosure Covenant. Through exercise of his rights and performance of his obligations under this Agreement, Executive will be exposed to "Trade Secrets" and "Confidential Information" (as those terms are defined in the next sentences). "Trade Secrets" shall mean information or data of or about the Company or any subsidiary, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributors, or licensees, that: (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means


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by, other persons who can obtain economic value from their disclosure or use;
and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent the foregoing definition is inconsistent with a definition of "trade secrets" under applicable law, the latter definition shall govern for purposes of interpreting Executive's obligations under this Agreement. "Confidential Information" shall mean valuable, non-public, competitively sensitive data and information relating to the business of the Company or any subsidiary, other than Trade Secrets. Executive acknowledges that any unauthorized disclosure or use of any Trade Secrets or Confidential Information would be wrongful and would likely result in immediate and irreparable injury to the Company. Except as required to perform his obligations under this Agreement, Executive shall not, without the express prior written consent of the Company, redistribute, market, publish, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly in any way for any person or entity: (i) any Trade Secrets at any time (during or after the Term) during which such information or data shall continue to constitute a "trade secret" under applicable law; and
(ii) any Confidential Information during the Term and for a period of three years thereafter. Executive shall cooperate with any reasonable confidentiality requirements of the Company. Executive shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware.

         Section 12. Return of Materials. At any point during the Term at the specific request of the Company, or, in any event, immediately after Executive's employment hereunder has been terminated, Executive will return to the Company all Work Product (including any copies or reproductions thereof and any materials constituting or containing Trade Secrets or Confidential Information of the Company) that are in Executive's possession or control.

         Section 13. Acknowledgment. The parties acknowledge that the covenants of Executive in Sections 7, 8, 9, 10, 11 and 12 (collectively, the "Protective Covenants") are reasonable as to time, scope and territory given the Company's need to protect its substantial investment in its Confidential Information, Trade Secrets and customer relationships, and particularly given
(a) the compensation and benefits that are to be provided Executive, (b) the Company's investment of time, effort and capital in enhancing Executive's business skills and opportunities, (c) the complexity and competitive nature of the Company, and (d) that Executive has sufficient skills to find alternative, commensurate employment or consulting work in Executive's field of expertise that would not entail a violation of the Protective Covenants. Notwithstanding
Section 14, the parties further acknowledge that any breach or threatened breach of a Protective Covenant by Executive is likely to result in irreparable injury to the Company, and therefore, in addition to all remedies provided at law or in equity (which remedies shall be cumulative and not mutually exclusive), the Company shall be entitled to file suit in a court of competent jurisdiction to seek a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the Protective Covenant. Executive shall be permitted to serve as an employee of a customer, client or competitor of the Company so long as Executive does not violate any of the provisions of Sections 7 through 13.


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         Section 14.       Arbitration.

         14.1 General. Any controversy or claim brought by any person or entity against the Executive, the Company or any of its subsidiaries or any of their officers, directors, employees or agents arising from, out of or relating to this Agreement, the breach thereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 7, 8, 9, 10, 11, 12 and 13 with respect to which either party may upon 24 hours notice to the other seek injunctive or other equitable relief or both in a court of competent jurisdiction as set forth in Section 15.2), or the employment or termination of Executive by the Company which would give rise to a claim under federal, state or local law (including but not limited to claims based in tort or contract, claims for discrimination under state or federal law, and claims for violation of any federal, state or local law, statute or regulation) ("Claims") shall be submitted to an impartial mediator ("Mediator") selected jointly by the parties. Both parties shall attend a mediation conference and attempt to resolve any and all Claims. If they are not able to resolve all Claims, any unresolved Claims, including any dispute as to whether a matter constitutes a Claim which must be submitted to arbitration, shall be determined by final and binding arbitration in Atlanta, Georgia (Fulton County) in accordance with the Model Employment Dispute Resolution Rules ("Rules") of the American Arbitration Association, by an experienced employment arbitrator licensed to practice law in the State of Georgia in accordance with the Rules, except as herein specified. The arbitrator shall be selected by alternate striking from a list of six arbitrators, half of which shall be supplied by the Company and half by Executive. The party not initiating the arbitration shall strike first. The process shall be repeated twice until an arbitrator is selected. If an arbitrator is still not selected, the Mediator shall provide a list of three names which will be alternately struck, with the party initiating the arbitration striking first, until a selection is made.

         14.2 Procedures. A demand for arbitration shall be made within a reasonable time after the Claim has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel. The parties shall formulate a written plan of pre-hearing discovery by agreement, or, if no agreement can be reached, a plan of discovery shall be formulated by the parties in collaboration with the Mediator, whose decision shall be final. By mutual agreement of the parties, additional depositions may be taken. The arbitrator shall have the authority to hear and grant a motion to dismiss or for summary judgment or both, applying the standards governing such motions under the Federal Rules of Civil Procedure. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings.

         14.3 Damages, Etc. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based on the federal or state law applicable to the matter and as specified by Section 15.2. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Executive. Unless otherwise awarded by the Mediator, each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their Claim or defense, and shall pay that party's pro rata share of other costs of the arbitration, including the fees of the Mediator or the Arbitrator, the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs. Should Executive or the Company pursue any dispute or matter covered by this Section 14 by any method other than said arbitration, the responding party shall be entitled to recover from the other


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party all damages, costs, expenses, and attorneys' fees incurred as a result of such action. The provisions contained in this Section 14 shall survive the termination and expiration of this Agreement.

         Section 15.       Miscellaneous.

         15.1 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Executive and his executors, administrators, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that neither party hereto shall be entitled to assign any of its rights, or delegate any of its duties hereunder except, in the case of Executive, customary delegation of authority not inconsistent with this Agreement, and except, in the case of the Company: (a) to any person or entity acquiring all or substantially all of the business or assets of the Company, whether by sale of stock, sale of assets, merger or otherwise, (b) to any other entity controlling, controlled by or under common control with the Company), or (c) to any other person or entity with the prior written consent of Executive, which shall not be unreasonably withheld. Any attempted assignment or delegation in violation of this provision shall be null and void.

         15.2 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Georgia. The state or federal courts in the State of Georgia shall have personal jurisdiction over the parties hereto with respect to, and shall be the exclusive forum for the resolution of, any matter or controversy arising from or with respect to Sections 7, 8, 9, 10, 11, 12 and 13. Service of a summons and complaint concerning any such matter or controversy may, in addition to any other lawful means, be effected by sending a copy of such summons and complaint by certified mail to the party to be served as specified in Section 15.4.

         15.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         15.4 Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally, by a reputable overnight or express courier, registered or certified mail, return receipt requested, with proper postage prepaid, or telefax (with subsequent delivery via one of the previous methods) as follows:

                  (a)      If to Executive, addressed to:
                           Donny R. Jackson
                           3531 Mansions Parkway
                           Duluth, Georgia  30096

                  (b)      If to the Company, addressed to:

                           Netzee, Inc.
                           6190 Powers Ferry Road, Suite 400
                           Atlanta, Georgia  30339
                           Attn:  Senior Executive Vice President and
                                  Chief Financial Officer


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                           with a copy to (which shall not constitute notice):

                           Sutherland Asbill & Brennan LLP
                           999 Peachtree St., N.E., Suite 2300
                           Atlanta, Georgia  30309
                           Attn:  Mark D. Kaufman

or to such other addresses as shall be furnished in writing by any party to the other, and any such notice or communication shall be deemed to have been given
(i) when personally delivered, (ii) as of three (3) business days after the date actually mailed, (iii) as of the next business day after the date actually sent via overnight or express courier or (iv) upon receipt of telefax by the addressee.

         15.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         15.6 Entire Agreement. This Agreement is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

         15.7 Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the Company and Executive intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

         15.8 Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is in writing and duly executed by the party to be charged with the waiver or modification. The waiver by either the Company or Executive of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same provision by the other party or a waiver of a breach of another provision of this Agreement by the other party.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                             NETZEE, INC.


                                             By: /s/ Richard S. Eiswirth
                                                -------------------------------
                                                Richard S. Eiswirth
                                                Senior Executive Vice President
                                                and Chief Financial Officer



                                             /s/ Donny R. Jackson
                                             ----------------------------------
                                             Donny R. Jackson

                                   EXHIBIT A

         A "Change in Control" shall mean the occurrence during the Term of any of the following events:

         (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 35% or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in a "Non-Control Acquisition" (as defined below) shall not constitute an acquisition that would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"),
                  (2) the Company or any Subsidiary, or (3) any Person in connection with a "Non-Control Transaction (as defined below);

         (ii) The individuals who, as of the date of the Company's Initial Public Offering, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board following the date of the Initial Public Offering; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

         (iii)    Approval by stockholders of the Company of:

                  (A) A merger, consolidation, or reorganization involving the Company, unless

                           (1)      the stockholders of the Company,
                                    immediately before such merger,
                                    consolidation or reorganization, own,
                                    directly or indirectly, immediately
                                    following such merger, consolidation or
                                    reorganization, at least two-thirds of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

                           (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation.

                                    (A transaction described in clauses (1) and (2) shall herein be referred to as a "Non-Control Transaction")

                  (B) A complete liquidation or dissolution of the Company; or

                  (C) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

         Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (B) otherwise occurred in connection with, or in anticipation of, a Change in Control that actually occurs, then for all purposes of this Agreement, the date of a Change of Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

                                   EXHIBIT B


Offices
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
6190 Powers Ferry Road                                                      2200 Riverchase Center, Building 700
Suite 400                                                                   Suite 701
Atlanta, GA  30339                                                          Birmingham, AL  35202

27200 Agoura Road, Suite 100                                                7201 West 78th Street, Suite 100
Calabasas Hills, CA  91301                                                  Bloomington, MN  55439

115 Corporate Drive
Trumbull, CT  06611

1900 Century Place, Suite 220
Atlanta, GA  30345

400 Ring Road, Suite 400
Elizabethtown, KY  42701

400 SW Sixth Avenue
Portland, OR  97204

752 Walnut Knoll Lane, Suite 101
Cordova, TN  38018

1660 S. Stemmons Road, Suite 340
Lewisville, TX  75067